Exhibit 99.1
For Immediate Release
COREL CORPORATION ANNOUNCES WITHDRAWAL OF VECTOR CAPITAL-SPONSORED
OFFER TO FACILITATE ALTERNATIVES FOR VALUE MAXIMIZATION
Special Committee Dissolved
     Ottawa, Canada — August 18, 2008 — Corel Corporation (NASDAQ: CREL; TSX: CRE), a leading developer of graphics, productivity and digital media software (“Corel”), today announced that Corel Holdings, L.P. (“CHLP”) has informed Corel that it is withdrawing its previously announced proposal to acquire those shares of Corel not owned by CHLP for $11.00 in cash (the “CHLP Proposal”) in order to facilitate pursuit by Corel of alternatives for maximizing value for all of Corel’s shareholders. CHLP, an affiliate of Vector Capital Corporation (“Vector”), currently owns approximately 69% of the outstanding shares of Corel.
     Since the original announcement of the CHLP Proposal on March 28, 2008, Corel’s Board of Directors announced the formation of a special committee of the Board (the “Special Committee”) to assist the Board in evaluating and responding to the CHLP Proposal. The Special Committee was also charged with identifying other potential strategic alternatives with a view to maximizing value for all of Corel’s shareholders, which the Special Committee has identified. As a result, CHLP has advised Corel that it has withdrawn the CHLP Proposal in the interest of facilitating Corel’s pursuit of these third-party strategic alternatives.
     In light of the withdrawal of the CHLP Proposal and the Board’s desire to oversee evaluation of the potential strategic alternatives directly, the Board has unanimously determined that there is no longer a need for the Special Committee. As such, going forward the Board as a whole will supervise the evaluation of the strategic alternatives and the Special Committee has been dissolved.
     All of the strategic alternatives being considered by the Corel Board are subject to numerous risks and uncertainties, and there can be no assurance that any strategic alternative or other transaction will be completed or, if completed, of its terms, price or timing. For a discussion of many of the risks and uncertainties pertaining to ownership of Corel shares, please refer to Corel’s Annual Report on Form 10-K for the year ended November 30, 2007, on file with the Securities and Exchange Commission.
Forward-Looking Statements:
     This news release includes forward-looking statements that are based on certain assumptions and reflect our current expectations. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance, or achievements discussed or implied by such forward-looking statements.
     These risks, uncertainties and other important factors are described in Corel’s Annual Report dated February 8, 2008, filed with the Securities and Exchange Commission (SEC) and the Canadian Securities Administrators (CSA) under the caption “Risk Factors” and elsewhere. A copy of the Corel Annual Report and such other filings can be obtained on Corel’s website, on the SEC’s website at http://www.sec.gov./ or on the CSA’s website at http://www.sedar.com.. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.
About Corel Corporation
     Corel is a leading developer of graphics, productivity and digital media software with more than 100 million users worldwide. The Company’s product portfolio includes some of the world’s most popular and widely recognized software brands including CorelDRAW ® Graphics Suite, Corel ® Paint Shop Pro ® Photo, Corel ® Painter™, Corel DESIGNER ® , Corel ® WordPerfect ® Office, WinZip ® ,
WinDVD ® and iGrafx ® . Designed to help people become more productive and express their creative potential, Corel’s software strives to set a higher standard for value with full-featured products that are easier to learn and use. The industry has responded with hundreds of awards recognizing Corel’s leadership in software innovation, design and value.
     Corel’s products are sold in more than 75 countries through a well-established network of international resellers, retailers, original equipment manufacturers, online providers and Corel’s global websites. The Company’s headquarters are located in Ottawa, Canada with major offices in the United States, United Kingdom, Germany, China, Taiwan and Japan. Corel’s stock is traded on the NASDAQ under the symbol CREL and on the TSX under the symbol CRE. www.corel.com

     © 2008 Corel Corporation. All rights reserved. Corel, CorelDRAW, Paint Shop Pro, Snapfire, Painter, Corel DESIGNER, WordPerfect, WinZip, iGrafx, the Corel logo, InterVideo, Ulead, WinDVD and WinDVD Creator are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. All other trademarks are the property of their respective holders.
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